Exhibit 10.6

                                                                February 2, 2012

Ms. Vered Caplan
6 Sharabi street, Neve tzedek,
Tel-Aviv 65147, Israel

Dear Vered,

                     RE: DIRECTOR COMPENSATION AND EXPENSES

     Orgenesis Inc. (the "COMPANY") would like to thank you for indicating your willingness to serve as a director on the board of directors of the Company (the "BOARD"). In connection therewith and in consideration for contributing your expertise and network towards supporting the Company's efforts and service on the Board, the Company will provide you with the following compensation:

1. The Company shall reimburse you for expenses that were approved in advance by the Company and incurred by you in connection with your services as a director, against valid invoices furnished to the Company.

2. (a) You will be provided with a Director Indemnification Agreement in substantially the same form executed with the other directors of the Company.

     (b) The Company currently maintains Director's Liability Insurance, which coverage will apply also to you and shall continue to maintain such Director's Liability Insurance during your service with the Company and thereafter until the completion of the statute of limitations on any potential claim (or shall alternatively, following your service with the Company shall obtain a run-off policy).

3. You will be paid a monthly fee of NIS 10,000 plus VAT, if applicable. All payments shall be made against a valid tax invoice, to be provided by you to the Company once a month and shall be paid by no later than ten days following receipt of such invoice.

4. In the event the Company consummates one or more equity financings pursuant to which it receives an aggregate of at least $2,000,000 while you are still serving on the Board, then the Company shall pay you a one time bonus of $100,000 plus VAT, if applicable.

5. You will receive, subject to the Company adopting a Share Option Plan, with such terms and conditions as the Board may approve in its sole discretion (the "PLAN") and subject to you signing the Company's standard form of option agreement approved by the Board, in its sole discretion, stock-based remuneration in the form of an option to purchase of up to 3,338,285 shares of common stock of the Company (the "OPTIONS"). Any shares of common stock issued pursuant to the Options will be subject to an escrow agreement between you, the Company, and Clark Wilson LLP and will not be released from escrow until two years from the closing date of the license agreement between the Company's subsidiary, Orgenesis Ltd., and Tel Hashomer - Medical Research, Infrastructure and Services Ltd. The Options shall be granted under the Capital Gains Track of Section 102 of the Israeli Income Tax Ordinance and shall have an exercise price of $0.001 per share.

6. By signing below you agree to keep any and all confidential information of the Company and its subsidiaries and affiliates confidential and any and all intellectual property developed by you while providing services to the Company, shall be the exclusive property of the Company and you hereby assign all rights thereto to the Company.

     If the above is acceptable to you, we would appreciate if you would confirm your acceptance to the arrangement specified hereinabove by signing where indicated below.

                                        Sincerely yours,

                                        /s/ Vered Caplan
                                        ---------------------------
                                        Orgenesis Inc.

Accepted and agreed:

/s/ Vered Caplan
---------------------------
Vered Caplan